EXHIBIT 8

                         [Sidley & Austin Letterhead]



                               October 8, 1998

Stone Container Corporation
150 North Michigan Avenue
Chicago, Illinois 60601

Ladies and Gentlemen:

         We refer to the Agreement and Plan of Merger dated as of May 10, 1998, as amended, (the "Agreement") among Jefferson Smurfit Corporation, a Delaware corporation ("JSC"), JSC Acquisition corporation, a Delaware corporation and wholly owned subsidiary of JSC ("Sub"), and Stone Container Corporation, a Delaware corporation ("Stone"), which provides for the merger (the "Merger") of Sub with and into Stone on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

         As provided in the Agreement, at the Effective Time, by reason of the
Merger: (i) all outstanding shares of Stone Common Stock then owned by Stone or by any Subsidiary of Stone and each share of Stone Common Stock owned by JSC, Sub or any other wholly owned Subsidiary of JSC shall be canceled and retired and shall cease to exist, and no stock of JSC or other consideration shall be delivered in exchange therefor; (ii) each then issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.01 par value per share, of the Surviving Corporation; and (iii) each issued and outstanding share of Stone Common Stock (other than shares canceled as described above) shall be converted into .99 shares of fully paid and nonassessable JSC Common Stock. Cash will be paid in lieu of fractional shares of JSC Common Stock.

         The Merger and the Agreement are more fully described in JSC's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of shares of JSC Common Stock to which this opinion is an exhibit, which is being filed by JSC with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Joint Proxy Statement/Prospectus (the "Prospectus") of JSC and Stone.

         In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Prospectus and such other documents as we deemed relevant and necessary. Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such documents between the date hereof and the Effective Time.

         We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Agreement will be consummated (A) in accordance with the Agreement and (B) as described in the Prospectus; and (ii) as of the date hereof, and as of the Effective Time (as if made as of the Effective Time), the written statements made by executives of JSC and Stone contained in the JSC Tax Certificate and Stone Tax Certificate, respectively, will be accurate in all respects.

         In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein. Furthermore, the opinions expressed below might not be applicable to Stone stockholders who, for federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Stone Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

         Based upon and subject to the foregoing, it is our opinion, as counsel for Stone, that for federal income tax purposes:

                  (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Stone, Sub and JSC will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                  (ii) no gain or loss will be recognized by JSC, Sub or Stone as a result of the Merger;

                  (iii) no gain or loss will be recognized by the common stockholders of Stone upon the exchange of their Stone Common Stock solely for shares of JSC Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of JSC Common Stock;

                  (iv) the aggregate tax basis of the shares of JSC Common Stock received solely in exchange for Stone Common Stock pursuant to the Merger (including fractional shares of JSC Common Stock for which cash is received) will be the same as the aggregate tax basis of the Stone Common Stock exchanged therefor;

                  (v) the holding period for shares of JSC Common Stock received solely in exchange for Stone Common Stock pursuant to the Merger will include the holding period for such Stone Common Stock exchanged therefor, provided such Stone Common Stock was held as a capital asset by the stockholder at the Effective Time;

                  (vi) a common stockholder of Stone who receives cash in lieu of a fractional share of JSC Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received;

                  (vii) no gain or loss will be recognized by the holders of Stone's Series E preferred stock as a result of the Merger or the Stone Charter Amendment; and

                  (viii) a holder of Stone's Series E preferred stock will recognize gain or loss upon conversion of such Series E preferred stock into JSC Common Stock in an amount equal to the difference, if any, between a holder's tax basis for such Series E preferred stock and the value of the JSC Common Stock received in exchange therefor.

         Except as expressly set forth in paragraphs (i) through (viii), inclusive, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

         We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.

                                            Very truly yours,

                                            /s/ Sidley & Austin
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                                            Sidley & Austin